EXHIBIT 99.1

Repros Reports FDA Recommends Pivotal Study ZA-301 of Androxal(R) to be Completed as Originally Planned

  FDA recommends all subjects in study ZA-301 complete as per the original protocol
  FDA accepts additional enrollment into pivotal study ZA-302
  SPA for both pivotal trials remains intact

THE WOODLANDS, Texas, Feb. 21, 2013 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today provided a clinical update of its Androxal® Phase 3 program following receipt of written guidance from the FDA.

The FDA has informed Repros to proceed with the analysis of ZA-301 as previously planned, and that data should be evaluated both with and without patients from the high enrolling site where the patients' baseline characteristics appeared different from other sites in the study.

Additionally, the FDA accepted Repros' plan regarding study ZA-302 to enroll additional patients. They also noted that Repros should revise the statistical analysis plan and sample size to reflect increased enrollment. Study ZA-302 will also be analyzed with and without patients from the high enrolling site where the patients' baseline characteristics appeared different from other sites in the study.

Per the guidance from the FDA, the Special Protocol Assessment (SPA) will remain intact with the revised trial parameters outlined above.

Top line data from study ZA-301 will be reported when available, as per the Company's guidance given at the beginning of the year.

About Repros Therapeutics Inc.®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex® programs, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer

         Investor Relations:
         Thomas Hoffmann
         The Trout Group
         (646) 378-2931